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                                                                    EXHIBIT 12.4

                             PACCAR Financial Corp.

                 COMPUTATION OF RATIOS FOR ALLOWANCE FOR LOSSES
                       ON RECEIVABLES AND PAST DUE LEVELS
                             (Thousands of Dollars)

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

                                                         Three Months Ended
                                                              March 31
                                                        1995            1994
- -------------------------------------------------------------------------------
Net credit losses (recoveries)                       $     (312)     $     (558)

Allowance for losses at end of period                    31,300          25,500

Average finance receivables and
 equipment on operating leases                        1,770,832       1,527,513

Period end finance receivables and equipment
 on operating leases                                  1,806,483       1,546,083

Period end contracts and operating
 lease receivables past due over 60 days                  5,674           5,659

Period end contracts and
 operating lease receivables                          1,513,515       1,280,293

Ratios:

Net credit losses (recoveries) to
average finance receivables and
equipment on operating leases (1)                         (.07%)          (.15%)

Allowance for losses to period end
finance receivables and equipment on
operating leases                                          1.73%           1.65%

Period end contracts and operating lease
receivables past due over 60 days to period
end contracts and operating lease receivables              .37%            .44%


(1) Annualized.

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